EXHIBIT 3.5

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

OF

TE FUNDING LLC

FIRST:	The name of the limited liability company is:

TE FUNDING LLC

SECOND:	The address of its registered office in the State of Delaware is:

Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801

THIRD:	The name and address of the Registered Agent in the State of Delaware is:

The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 31st day of October, 2012.

By:	/s/ Edward J. Udovich
Edward J. Udovich, Authorized Person